Exhibit 99.1

For additional information, contact: David A. Hedges President and CEO (334) 821-9200

Press Release – April 22, 2025

Auburn National Bancorporation, Inc. Reports First Quarter Net Earnings

First Quarter 2025 Highlights:

•	Net income of $1.5 million, or $0.44 per share, compared to $1.4 million, or $0.39 per share in 1Q 2024

•	Net interest income (tax-equivalent) was $7.1 million, an increase of 6% compared to 1Q 2024

•	Net interest margin (tax-equivalent) of 3.20%, compared to 3.04% in 1Q 2024

•	Strong balance sheet –

•	Credit quality – Nonperforming assets to total assets were 0.05%

•	Liquidity – Cash and cash equivalents to total assets increased to 11.90%, compared to 7.41% at March 31, 2024

•	Capital – Tangible Common Equity (“TCE”) to total assets improved to 8.34%, compared to 7.61% at March 31, 2024

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $1.5 million, or $0.44 per share, for the first quarter of 2025, compared to $1.6 million, or $0.45 per share, for the fourth quarter of 2024, and $1.4 million, or $0.39 per share, for the first quarter of 2024.

“Our first quarter results reflect strong credit quality and continued improvement in our net interest margin,” said David A. Hedges, President and CEO. “While loan demand has slowed, we remain optimistic that our net interest margin will continue to improve as loans and securities re-price. Once again, our capital and liquidity remain strong and we are well positioned to meet the needs of our customers,” continued Mr. Hedges.

Net interest income (tax-equivalent) was $7.1 million in the first quarter of 2025, compared to $7.0 million in the fourth quarter of 2024, and $6.7 million in the first quarter of 2024. The increase compared to the fourth quarter of 2024 was primarily due to improvements in our net interest margin, partially offset by a decrease in average interest earning assets of 1%. The increase compared to the first quarter of 2024 was primarily due to improvements in our net interest margin and an increase in average interest earning assets of 1%.

Net interest margin (tax-equivalent) was 3.20% in the first quarter of 2025, compared to 3.09% in the fourth quarter of 2024, and 3.04% in the first quarter of 2024. The increase compared to the fourth quarter of 2024 was primarily due to improvements in our yield on interest-earning assets and a decrease in our cost of interest-bearing deposits. The increase compared to the first quarter of 2024 was primarily due to a more favorable asset mix, and improvements in our yield on interest-earning assets, which outpaced increases in the cost of our interest-bearing deposits.

Nonperforming assets were $0.5 million, or 0.05% of total assets, at March 31, 2025 and December 31, 2024, respectively, compared to $0.9 million, or 0.09% of total assets, at March 31, 2024.

The Company recorded a negative provision for credit losses of $(10) thousand in the first quarter of 2025, compared to a negative provision of $(48) thousand in the fourth quarter of 2024 and a charge to provision for credit losses of $334 thousand in the first quarter of 2024.

At March 31, 2025, the Company’s allowance for credit losses was $6.8 million, or 1.20% of total loans, compared to $6.9 million, or 1.22% of total loans, at December 31, 2024, and $7.2 million, or 1.27% of total loans, at March 31, 2024.

Noninterest income was $0.8 million for the first quarter of 2025, compared to $0.8 million for the fourth quarter of 2024, and $0.9 million in the first quarter of 2024. The decrease compared to both the fourth quarter and first quarter of 2024 was primarily due to decreases in mortgage lending income and other noninterest income.

Noninterest expense was $5.9 million for the first quarter of 2025, compared to $5.5 million for the fourth quarter of 2024, and $5.7 million in the first quarter of 2024. The increase from the fourth quarter of 2024 was primarily related to routine increases in salaries and benefits expense and an increase in net occupancy expense attributable to repairs and maintenance costs and seasonal fluctuations in utilities costs and parking revenue. The increase compared to the first quarter of 2024 was primarily related to routine increases in salaries and benefits expense.

The provision for income tax expense was $0.4 million for the first quarter of 2025, compared to income tax expense of $0.8 million for the fourth quarter of 2024, and income tax expense of $0.2 million for the first quarter of 2024.

The effective tax rate for the first quarter of 2025 was 20.40%, compared to 34.73% for the fourth quarter of 2024 and 10.68% for the first quarter of 2024. Except for the fourth quarter of 2024, the Company’s effective income tax rate is principally affected by tax-exempt earnings from the Company’s investments in municipal securities and loans, bank-owned life insurance, and New Markets Tax Credits. The provision for income tax expense and the effective tax rate for the fourth quarter of 2024 included discrete tax items associated with provision to return adjustments in conjunction with the final 2023 tax return filing, which resulted in additional tax expense. Excluding these discrete items, the effective tax rate for the fourth quarter of 2024, would have been 21.55%.

Total assets were $996.8 million at March 31, 2025, compared to $977.3 million at December 31, 2024 and $979.0 million at March 31, 2024. Loans, net of unearned income were $560.7 million at March 31, 2025, compared to $564.0 million at December 31, 2024 and $567.5 million at March 31, 2024. The decrease is primarily due to payoffs in the commercial and industrial and commercial real estate loan portfolio segments exceeding growth in construction and land development loans. Total deposits were $910.5 million at March 31, 2025, compared to $895.8 million at December 31, 2024, and $899.7 million at March 31, 2024. The increase compared to both December 31, 2024 and March 31, 2024, was primarily related to growth in both noninterest and interest-bearing demand deposit account balances.

At March 31, 2025, the Company’s consolidated stockholders’ equity (book value) was $83.1 million or $23.79 per share, compared to $78.3 million, or $22.41 per share, at December 31, 2024, and $74.5 million, or $21.32 per share, at March 31, 2024. The increase from December 31, 2024 was primarily driven by other comprehensive income of $4.2 million due to a decrease in unrealized losses on securities available-for-sale, net of tax, plus net earnings of $1.5 million. These increases in stockholders’ equity were partially offset by cash dividends paid of $0.9 million. Unrealized losses on our securities portfolio vary with market interest rates and do not affect the Bank’s capital for regulatory capital purposes.

The Company’s tangible common equity (“TCE”) ratio or total equity to total assets ratio was 8.34% at March 31, 2025, compared to 8.01% at December 31, 2024, and 7.61% at March 31, 2024. All of the Company’s marketable securities are classified as available-for-sale. Therefore, any changes in the fair value of the Company’s securities portfolio are reflected in total equity, net of tax, under generally accepted accounting principles.

The Company paid cash dividends of $0.27 per share in the first quarter of 2025. At March 31, 2025, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $996.8 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank currently operates seven full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements with respect to our objectives, expectations, anticipations, estimates and intentions and all statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “designed”, “plan,” “point to,” “project,” “could,” “intend,” “target,” “seek” and other similar words and expressions of the future. Forward looking statements, include, without limitation, statements about future financial and operating results, costs and revenues, government policies and changes in policies, including Federal Reserve monetary and regulatory actions. Forward looking statements also include statements about economic conditions generally in our markets and which may affect us, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income or tax credits) and our mix and cost of deposits and wholesale liabilities, net interest income and margin, yields on earning assets, the market values and performance of securities held, effects of inflation and employment, including Federal Reserve monetary policies.

Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements and/or financial condition of the Company or the Bank to be materially different from future results, performance, achievements or financial condition expressed or implied by such forward-looking statements. Forward looking statements may not be realized due numerous factors, including, without limitation, changes in employment levels, actual and expected changes in interest rates and interest rate expectations (generally and those applicable to our assets and liabilities) and the shape of the yield curve, and related changes in our asset values, especially investment securities, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for credit losses, including possible adjustments to the fair values of securities available for sale, charge-offs, collateral values, credit quality, asset sales, insurance claims, and market trends. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those described in the “Cautionary Note Regarding Forward-Looking Statements” and the risks and uncertainties described under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2024 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports First Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended
(Dollars in thousands, except per share amounts)	March 31, 2025	December 31, 2024	March 31, 2024
Results of Operations
Net interest income (a)	$7,062	6,988	6,677
Less: tax-equivalent adjustment	17	19	20

Net interest income (GAAP)	7,045	6,969	6,657
Noninterest income	747	845	887

Total revenue	7,792	7,814	7,544
Provision for credit losses	(10)	(48)	334
Noninterest expense	5,880	5,472	5,675
Income tax expense	392	830	164

Net earnings	$1,530	1,560	1,371

Per share data:
Basic and diluted net earnings	$0.44	0.45	0.39
Cash dividends declared	$0.27	0.27	0.27
Weighted average shares outstanding:
Basic and diluted	3,493,699	3,493,699	3,493,663
Shares outstanding, at period end	3,493,699	3,493,699	3,493,699
Stockholders’ equity (book value)	$23.79	22.41	21.32
Common stock price:
High	$23.37	24.57	21.55
Low	20.36	20.06	18.82
Period-end	21.59	23.49	19.27
To earnings ratio (c)	11.42	x	12.77	83.78
To book value	91%	105	90
Performance ratios:
Return on average equity (annualized)	7.83%	7.49	7.13
Return on average assets (annualized)	0.62%	0.63	0.56
Dividend payout ratio	61.36%	60.00	69.23
Other financial data:
Net interest margin (a)	3.20%	3.09	3.04
Effective income tax rate	20.40%	34.73	10.68
Efficiency ratio (b)	75.30%	69.86	75.03
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$520	503	878

Total nonperforming assets	$520	503	878

Net charge-offs (recoveries)	$64	(16)	(67)
Allowance for credit losses as a % of:
Loans	1.20%	1.22	1.27
Nonperforming loans	1,298%	1,366	822
Nonperforming assets as a % of:
Loans and other real estate owned	0.09%	0.09	0.15
Total assets	0.05%	0.05	0.09
Nonperforming loans as a % of total loans	0.09%	0.09	0.15
Annualized net charge-offs (recoveries) as a % of average loans	0.05%	(0.01)	(0.05)

Selected average balances:
Securities	$240,588	255,168	267,606
Loans, net of unearned income	566,082	567,634	560,757
Total assets	987,272	991,275	976,930
Total deposits	906,805	904,605	897,051
Total stockholders’ equity	78,158	83,325	76,948
Selected period end balances:
Securities	$242,468	243,012	260,770
Loans, net of unearned income	560,650	564,017	567,520
Allowance for credit losses	6,750	6,871	7,215
Total assets	996,786	977,324	979,039
Total deposits	910,503	895,824	899,673
Total stockholders’ equity	83,115	78,292	74,489

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

(c)	Calculated by dividing period end share price by earnings per share for the previous four quarters.

Reports First Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended
(Dollars in thousands, except per share amounts)	March 31, 2025	December 31, 2024	March 31, 2024
Net interest income, as reported (GAAP)	$7,045	6,969	6,657
Tax-equivalent adjustment	17	19	20

Net interest income (tax-equivalent)	$7,062	6,988	6,677